Exhibit 10.1
Execution Version
PURCHASE AND SALE AGREEMENT
between
RANGE TEXAS PRODUCTION, LLC,
ENERGY ASSETS OPERATING COMPANY, LLC
and
RANGE RESOURCES CORPORATION
as Seller
and
LEGEND NATURAL GAS IV, LP
as Buyer
dated
February 28, 2011

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Defined Terms	1
1.2	References and Rules of Construction	19
1.3	Treatment of Retained Assets	19

ARTICLE II PURCHASE AND SALE		20
2.1	Purchase and Sale	20
2.2	Excluded Assets	20
2.3	Revenues and Expenses	20

ARTICLE III PURCHASE PRICE		20
3.1	Purchase Price	20
3.2	Deposit	21
3.3	Adjustments to Purchase Price	21
3.4	Preliminary Settlement Statement	23
3.5	Final Settlement Statement	23
3.6	Disputes	23
3.7	Allocation of Purchase Price / Allocated Values	24
3.8	Allocation of Consideration for Tax Purposes	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		25
4.1	Organization, Existence and Qualification	25
4.2	Authority, Approval and Enforceability	26
4.3	No Conflicts	27
4.4	Consents	27
4.5	Bankruptcy	27
4.6	Foreign Person	28
4.7	Litigation	28
4.8	Material Contracts	28
4.9	No Violation of Laws	29
4.10	Preferential Rights	29
4.11	Royalties; Expenses; Etc.	29
4.12	Imbalances	29
4.13	Current Commitments	29
4.14	Environmental	30
4.15	Property Taxes	30
4.16	Tax Partnerships	30
4.17	Brokers’ Fees	30
4.18	Suspense Funds	31
4.19	Wells	29
4.20	No Other Barnett Shale Area Leases	30
4.21	Applicable Contracts Subject to Confidentiality Restrictions	30
4.22	Regulatory Matters	31

i

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:
Exhibit A	—	Leases
Exhibit A-1	—	Wells (WI/NRI) and Allocated Values
Exhibit A-2	—	Future Wells (WI/NRI) and Allocated Values
Exhibit A-3	—	Map of Future Locations
Exhibit A-4	—	EAOC Assets
Exhibit B-1	—	Excluded Assets
Exhibit B-2	—	Retained Assets and Allocated Values
Exhibit C-1	—	Form of RTP Assignment
Exhibit C-2	—	Form of EAOC Assignment
Exhibit C-3	—	Form of Special Warranty Deed
Exhibit D	—	Form of Letter in Lieu
Exhibit E-1	—	Form of RPC and RTP’s Non-Foreign Affidavit
Exhibit E-2	—	Form of Range and EAOC’s Non-Foreign Affidavit
Exhibit F	—	Form of Mitchell Ranch Surface Use Agreement
Exhibit G	—	Form of Seller’s Certificate
Exhibit H	—	Form of Buyer’s Certificate
Exhibit I	—	Form of Title Indemnity Agreement
Exhibit J	—	Form of Environmental Indemnity Agreement
Exhibit K	—	Form of Transition Services Agreement

SCHEDULES:
Schedule 1.1	—	Assumed Hedges and Allocated Values
Schedule 3.3(a)(iii)	—	Pre-Effective Time Capital Expenditures
Schedule 4.4	—	Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Rights
Schedule 4.11	—	Royalties, Etc.
Schedule 4.13	—	Current Commitments
Schedule 4.14	—	Environmental
Schedule 4.15	—	Property Taxes
Schedule 4.16	—	Tax Partnership
Schedule 4.18	—	Suspense Funds
Schedule 4.19	—	Wells
Schedule 6.1	—	Conduct of Business
Schedule 6.4	—	Governmental Bonds
Schedule 6.10(a)	—	Subject Permit, Permit Issue, Permit Amendment and Permit Property Amount
Schedule 6.10(b)	—	Permit Issue Properties
Schedule 6.10(c)	—	Alternative Transportation Agreement Terms
Schedule 13.1	—	Retained Liabilities
Schedule 13.4(d)	—	Clawback ORRI
Schedule 15.9	—	Certain Employees

v

PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of February 28, 2011, and is among RANGE TEXAS PRODUCTION, LLC, a Delaware limited liability company (“RTP”), ENERGY ASSETS OPERATING COMPANY, LLC, a Delaware limited liability company (“EAOC”), and RANGE RESOURCES CORPORATION, a Delaware corporation (“Range” and, together with RTP and EAOC, “Seller”), as Seller, and LEGEND NATURAL GAS IV, LP, a Delaware limited partnership (“Buyer”), as Buyer. RTP, EAOC, Range and Buyer are each a “Party”, and collectively the “Parties”.
RECITALS
     Seller desires to sell and assign, and Buyer desires to purchase and pay for (a) the RTP Assets (as hereinafter defined), (b) the EAOC Assets (as hereinafter defined) and (c) the Assumed Hedges (as hereinafter defined).
     NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.
     “Accounting Arbitrator” shall have the meaning set forth in Section 3.6.
     “Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.
     “AFE” shall have the meaning set forth in Section 4.13.
     “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the introductory paragraph herein.
     “Allocable EAOC Amount” shall have the meaning set forth in Section 3.8(b).
     “Allocable Range Amount” shall have the meaning set forth in Section 3.8(c).
     “Allocable RTP Amount” shall have the meaning set forth in Section 3.8(a).
     “Allocated Value” shall have the meaning set forth in Section 3.7.

     “Alternative Transportation Agreement” shall have the meaning set forth in Section 6.10(b).
     “Alternative Transportation Date” shall mean December 1, 2011.
     “Applicable Contracts” shall mean all Contracts (a) by which any of the Assets are bound and that will be binding on Buyer after the Closing and/or (b) that primarily relate to the ownership, operation or development of the Assets, but exclusive of any master service agreements.
     “Assets” shall mean the RTP Assets and the EAOC Assets.
     “Assignments” shall mean the RTP Assignment, EAOC Assignment and Special Warranty Deed.
     “Assumed Hedges” shall mean the Hedge Contracts described on Schedule 1.1.
     “Assumed Hedge Counterparty” shall mean each Person listed in the “Counterparty” column of Schedule 1.1 who is a counterparty to Range with respect to an Assumed Hedge.
“Assumed Obligations” shall have the meaning set forth in Section 13.1
     “Barnett Shale Area” shall mean Dallas, Denton, Ellis, Hill, Hood, Johnson, Parker, Tarrant and Wise Counties, Texas.
     “Barnett Shale Formation” shall mean the shale formation (a) in the Fort Worth basin overlain by inter-bedded shale and limestone of the lower Marble Falls/Comyn interval and which overlies the regional unconformity capping the Lower Paleozoic (Ellenburger, Viola/Simpson), which is distinguished by very high radioactivity and high resistivity log signatures which differentiates it from the overlying Marble Falls/Comyn and underlying Viola/Ellenburger carbonate-bearing intervals, being the same formation subject to the field rules established by the Texas Railroad Commission for the Newark East (Barnett Shale) field and (b) encompassing the entire correlative interval from 6,672 feet to 7,166 feet as shown on the log of the Mitchell Energy Corporation — W. C. Young Well No. 2, API No. [42-] 497-32613, W. Richey Survey, A-704, Wise County, Texas, as designated by the Texas Railroad Commission as a single reservoir for proration purposes and designated as the Newark, East (Barnett Shale) Field.
     “Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.
     “Buyer” shall have the meaning set forth in the introductory paragraph herein.
     “Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.
     “Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

     “CGI Contract” shall mean that certain Application Service Provider and Outsourcing Agreement, dated June 1, 2000, between Applied Terravision Systems, Inc. (predecessor to CGI Technologies and Solutions, Inc) and Range, as such contract may have been amended as of the date hereof.
     “Claim” shall have the meaning set forth in Section 13.7(b).
     “Claim Notice” shall have the meaning set forth in Section 13.7(b).
     “Clawback ORRI” shall have the meaning set forth in Schedule 13.4(d).
     “Closing” shall have the meaning set forth in Section 9.1.
     “Closing Date” shall have the meaning set forth in Section 9.1.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidential Information” shall have the meaning set forth in Section 15.17.
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 29, 2010, among Seller and Buyer.
     “Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; production handling agreements; and other similar contracts, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real property related to or used or held for use in connection with the operations of any Assets.
     “Cure Period” shall have the meaning set forth in Section 11.2(c).
     “Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment (directly or indirectly) of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets.
     “Defect Deductible” shall mean $11,000,000.
     “Defensible Title” shall mean such title of RTP and/or EAOC to the Assets that, as of the Effective Time and immediately prior to the Closing and subject to Permitted Encumbrances:
          (a) with respect to the Barnett Shale Formation for each Subject Well, entitles RTP to receive during the entirety of the productive life of such Subject Well not less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well, except for (i) decreases in connection with those operations in which RTP or its successors or assigns may from and after the date of this Agreement be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth in Exhibit A-1 or Exhibit A-2, as applicable;
          (b) with respect to the Barnett Shale Formation for each Subject Well, obligates RTP to bear during the entirety of the productive life of such Subject Well not more than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in RTP’s Net Revenue Interest in such Subject Well, (iii) increases resulting from the establishment or amendment from and after the date of this Agreement of pools or units to the extent such establishment or amendment is permitted under Section 6.1, and (iv) as otherwise expressly set forth in Exhibit A-1 or Exhibit A-2, as applicable; and
          (c) is free and clear of all Encumbrances.
     “Deposit” shall have the meaning set forth in Section 3.2.
     “DFW” shall have the meaning set forth in Section 6.10(b).
     “Dispute Notice” shall have the meaning set forth in Section 3.5.
     “DOJ” shall mean the Department of Justice.
     “EAOC” shall mean Energy Assets Operating Company, LLC, a Delaware limited liability company.
     “EAOC Allocation Schedule” shall have the meaning set forth in Section 3.8(b).
     “EAOC Assignment” shall mean the Assignment and Bill of Sale from EAOC to a wholly owned Affiliate of Buyer pertaining to the EAOC Assets and substantially in the form of Exhibit C-2.
     “EAOC Assets” shall mean, collectively, all of EAOC’s right, title and interest in and to the following, less and except the Excluded Assets:
          (a) to the extent that they may be assigned, all Applicable Contracts (i) by which any of the other EAOC Assets are bound and that will be binding on Buyer after the Closing or (ii) that primarily relate to the ownership, operation or development of the other EAOC Assets;
          (b) to the extent that they may be assigned, all Rights-of-Way, including the property described in Exhibit A-4;

          (c) all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the other EAOC Assets, which are material to the ownership, operation or development of the other EAOC Assets or which are primarily used or held for use in connection therewith, including, pipelines, gathering systems, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the operation thereof (the “EAOC Personal Property”);
          (d) all Imbalances relating to the other EAOC Assets;
          (e) all claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, against any Third Party which RTP might now or subsequently may have, to the extent specifically based on, relating to or arising out of the Assumed Obligations, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under any Applicable Contracts (including audit rights); and
          (f) all of the files, records, information and data, whether written or electronically stored, that primarily relate to the ownership, operation or development of the other EAOC Assets or that specifically relate to the Assumed Obligations, in each case that are in EAOC’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, health and safety, pipeline safety, production, accounting and Tax records (other than those primarily relating to income or franchise Taxes), and (v) facility records (the “EAOC Records”).
     “EAOC Personal Property” shall have the meaning set forth in the definition of “EAOC Assets”.
     “EAOC Records” shall have the meaning set forth in the definition of “EAOC Assets”.
     “Effective Time” shall mean 12:01 a.m. (Prevailing Central Time) on February 1, 2011.
     “Encumbrance” shall mean any lien, security interest, pledge, charge or similar encumbrance.
     “Environmental Arbitrator” shall have the meaning set forth in Section 12.1(d).
     “Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).
     “Environmental Condition” shall mean (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes Seller or any Affiliate of Seller not to be in compliance with any Environmental Law, (b) the existence, with respect to the Assets or the operation thereof, of any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (c) any recognized environmental condition identified in any

Phase I environmental site assessment conducted pursuant to Article X that (i) relates to soil or groundwater and (ii) if confirmed, would reasonably be expected to cost more than $500,000 to remediate, respond to or take other corrective actions to attain (A) for Hazardous Substances that are natural gas condensate or crude oil, the cleanup standards for total petroleum hydrocarbons, benzene, toluene, ethylbenzene and xylene specified by the Texas Railroad Commission, and (B) for Hazardous Substances that are not natural gas condensate or crude oil, to attain the protective concentration levels for commercial/industrial uses provided pursuant to the Texas Risk Reduction Program, 30 T.A.C. Chapter 350. For the avoidance of doubt, (1) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall, in each case, not solely form the basis of an Environmental Condition, (2) the fact that a pipe is temporarily not in use shall not solely form the basis of an Environmental Condition, and (3) except with respect to equipment (x) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (y) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not solely form the basis of an Environmental Condition.
     “Environmental Defect” shall mean, subject to Section 12.2, any Environmental Condition with respect to an Asset that is not set forth in Schedule 4.14.
     “Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).
     “Environmental Defect Property” shall have the meaning set forth in Section 12.1(a).
     “Environmental Indemnity Agreement” shall have the meaning set forth in Section 12.1(b)(iv).
     “Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement, including common Law, relating to the protection of health, safety and welfare and the environment, including those Laws relating to the generation storage, handling, use, treatment, transportation, disposal or other management of chemicals and other Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority.
     “Environmental Liability” shall mean any direct, indirect, pending or threatened Liability, whether known or unknown, whether based on negligence, strict liability or otherwise, arising under or relating to any Environmental Law, including natural resources damages.
     “Escrow Agent” shall mean JPMorgan Chase Bank, National Association.
     “Escrow Agreement” shall have the meaning set forth in Section 3.2.
     “ETP” shall have the meaning set forth in Section 6.10(b).

     “Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller arising under or with respect to any Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent such claims or causes of action of Seller specifically relate to the Assumed Obligations; (d) subject to Section 11.3, all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the RTP Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or its Affiliates for refunds of or loss carry forwards with respect to (i) production or any other Taxes paid by Seller or its Affiliates attributable to any period prior to the Effective Time, (ii) income Taxes paid by Seller or its Affiliates or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege to the extent relating to the Retained Obligations; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the (i) Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) other Excluded Assets, except for any Imbalances and except to the extent such rights specifically relate to the Assumed Obligations; (l) all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty to any Third Party under any Contract and which Buyer has not separately agreed in writing to pay; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any office furniture or office supplies located in or on such offices or office leases; (o) any assets described in subsections (d), (e) or (h) of the definition of “RTP Assets” or in subsections (a) or (b) of the definition of “EAOC Assets” (in each case) that are excluded pursuant to Section 11.2(d)(iii), Section 11.4 or Section 12.1(b)(iii); (p) the property set forth on Exhibit B-1, including the surface of the real property in Hood County, Texas commonly known as the “Mitchell Ranch”; (q) subject to the provisions of Section 6.9, the assets set forth on Exhibit B-2 (such property, the “Retained Assets”); (r) if excluded pursuant to the provisions of Section 6.10, the Permit Issue Properties; (s) other than the Assumed Hedges, all Hedge Contracts; (t) the CGI Contract; and (u) any Contracts that constitute master services agreements or similar contracts.
     “Final Price” shall have the meaning set forth in Section 3.5.

     “Final Settlement Statement” shall have the meaning set forth in Section 3.5.
     “Franchise Tax Liability” shall mean any Liability for Tax imposed by a state on Seller’s or any of its Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that state (including Texas margin Tax liability) that was or is attributable to RTP’s ownership of the RTP Assets or EAOC’s ownership of the EAOC Assets.
     “FTC” shall mean the Federal Trade Commission.
     “Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.3(b)(i), Section 4.3(c)(i), Section 4.15, Section 4.16 and Section 4.17.
     “Future Location” shall mean, for each Future Well identified on Exhibit A-2, the location for such Future Well set forth on the map contained on Exhibit A-3.
     “Future Well” shall mean a well identified on Exhibit A-2 to be drilled in the future on a Future Location identified for such well on the map set forth on Exhibit A-3, to the extent such well is drilled to and within the Barnett Shale Formation.
     “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.
     “Gap Period Property/Personal Injury Losses” shall mean all Liabilities for property damage or personal injury or death (a) that arise from or are attributable to the (i) the ownership, operation or development of the Assets and (ii) the period of time from and after the Effective Time up to the date of this Agreement, and (b) for which Seller receives insurance proceeds with respect to such Liabilities, but only to the extent of the amount of such insurance proceeds so received.
     “Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
     “Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.
     “Hedge Contract” shall mean any swap, forward, future or derivative transaction or option or other similar hedge agreement.
     “Hedge Proceeds” shall mean, with respect to any Subject Hedge, the remainder of (a) the amount to which Seller is entitled under the terms of the Subject Hedge (without offset or netting of amounts under any other Hedge Contract transaction with the Assumed Hedge Counterparty that is a party to such Subject Hedge), including (i) any cash, and (ii) any net proceeds Seller would be entitled to under such Subject Hedge from the exercise by Seller of its rights to any letters of credit, guaranties or other credit support provided by such Assumed Hedge Counterparty, minus (b) the amount by which (i) the amount which the Assumed Hedge Counterparty fails to pay to Seller (without regard to any credit support) because of a breach by such Assumed Hedge Counterparty of such Subject Hedge or the insolvency or bankruptcy of such Assumed Hedge Counterparty, exceeds (ii) the net proceeds actually received by Seller under such Subject Hedge from the exercise by Seller of its rights to any letters of credit, guaranties or other credit support provided by such Assumed Hedge Counterparty.
     “HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.
     “Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.
     “Income Tax Liability” shall mean any Liability of Seller or its Affiliates attributable to any federal, state or local income Tax measured by or imposed on the net income, profits, revenue or similar measure that was or is attributable to (a) RTP’s ownership of the RTP Assets or (b) EAOC’s ownership of the EAOC Assets.
     “Indemnifying Party” shall have the meaning set forth in Section 13.7(a).
     “Indemnity Deductible” shall mean $11,000,000.
     “Individual Environmental Defect Threshold” shall have the meaning set forth in Section 12.1(d).
     “Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).
     “Invasive Activities” shall have the meaning set forth in Section 10.1(c).
     “Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following Persons: Mark Whitley, Mike Middlebrook, Mark Hansen, Neal Harrington, Chad Stephens, David Poole, Dori Ginn and Jeff Eatherton.
     “Law” shall mean any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
     “Leases” shall have the meaning set forth in the definition of “RTP Assets”.
     “Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

     “Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the (i) ownership, operation or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement, or (ii) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including storms or meteorological events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (g) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost to Buyer; (h) a change in Laws from and after the date of this Agreement; (i) reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in well performance.
     “Material Contract” shall have the meaning set forth in Section 4.8(a).
     “Mitchell Ranch Surface Use Agreement” shall have the meaning set forth in Section 9.3(h).
     “Mitchell Ranch Lease” shall mean the Lease described on Exhibit A and identified as pertaining to the Mitchell Ranch.
     “Net Revenue Interest” shall mean, with respect to any Subject Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Subject Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.
     “NORM” shall mean naturally occurring radioactive material.
     “Novation Agreements” shall mean, collectively, each ISDA Novation Agreement by and among an Assumed Hedge Counterparty, Range and Buyer pursuant to which Range will novate the Assumed Hedges to Buyer.
     “Operating Expenses” shall have the meaning set forth in Section 2.3.
     “Operative Transaction Documents” shall mean the Assignments, Novation Agreements, Transition Services Agreement, Mitchell Ranch Surface Use Agreement and Escrow Agreement, collectively.
     “Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.
     “Pending Actions” shall mean items 7, 8 and 9 set forth on Schedule 4.7.

     “Permit Amendment” shall have the meaning set forth in Schedule 6.10(a).
     “Permit Cut-Off Date” shall have the meaning set forth in Section 6.10(b).
     “Permit Issue” shall have the meaning set forth in Schedule 6.10(a).
     “Permit Issue Properties” shall mean the assets described in Schedule 6.10(b).
     “Permit Property Amount” shall have the meaning set forth in Schedule 6.10(a).
     “Permitted Encumbrances” shall mean:
          (a) the terms and conditions of all Leases and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases and burdens does not operate to reduce the Net Revenue Interest of RTP in any Subject Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well and does not obligate RTP to bear a Working Interest with respect to any Subject Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well (unless the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest);
          (b) the terms and conditions of the Rights-of-Way included in the Assets;
          (c) preferential rights to purchase and required consents to assignment and similar agreements;
          (d) liens for Taxes or assessments not yet due or delinquent;
          (e) Customary Post-Closing Consents;
          (f) conventional rights of reassignment upon final intention to abandon or release any of the Assets;
          (g) such Title Defects as Buyer may have waived in writing or pursuant to Section 11.2(a);
          (h) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated or for the drilling, completion, ownership or operation of any Future Well; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit, in each of the foregoing described cases, to the extent that same do not, individually or in the aggregate, reduce

Seller’s Net Revenue Interest with respect to any Subject Well below that shown in set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well or increase Seller’s share of costs and expenses with respect to any Subject Interest above that shown in set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well without a corresponding and proportionate increase in Net Revenue Interest of Seller;
          (i) rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership to the extent, individually or in the aggregate, such rights would not reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used or for the drilling, completion, ownership or operation of any Future Well;
          (j) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment, to the extent, individually or in the aggregate, such rights would not reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used for the drilling, completion, ownership or operation of any Future Well;
          (k) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent;
          (l) liens created under Leases or Rights-of-Way included in the Assets and/or operating agreements or by operation of Law in respect of obligations that are not yet due or delinquent;
          (m) any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
          (n) any matters referenced in Exhibit A, Exhibit A-1, Exhibit A-2 or Exhibit A-4;
          (o) the terms and conditions of the Material Contracts set forth in Schedule 4.8; provided the same do not operate to reduce the Net Revenue Interest of RTP in any Subject Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well and do not obligate RTP to bear a Working Interest with respect to any Subject Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well (unless the Net Revenue Interest of RTP for such Subject Well is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest);
          (q) all litigation set forth in Schedule 4.7; and
          (r) all other Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, (i) are not such as would reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used or for the drilling, completion, ownership or operation of any Future Well, (ii) do not reduce the Net Revenue Interest of RTP in any Subject Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well, (iii) do not obligate RTP to bear a Working Interest in any Subject Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well (unless the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest), or (iv) would not reasonably be expected to materially impair Seller’s right to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit.
     “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
     “Personal Property” shall mean the EAOC Personal Property and the RTP Personal Property.
     “Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
     “Pre-Closing Tax Return” shall have the meaning set forth in Section 15.2(c).
     “Preferential Purchase Right” shall have the meaning set forth in Section 11.4(a)
     “Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.
     “Property Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.
     “Purchase Price” shall have the meaning set forth in Section 3.1.
     “Range” shall have the meaning set forth in the introductory paragraph herein.
     “Range Allocation Schedule” shall have the meaning set forth in Section 3.8(c).
     “Records” shall mean the RTP Records and the EAOC Records.

     “Remediation” shall mean the implementation and completion of the most commercially reasonable and cost effective remedial, removal, response, construction, closure, disposal or other corrective actions specified or allowed under Environmental Laws to correct or remove an Environmental Condition.
     “Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to RTP’s or EAOC’s interest, as applicable, prior to the consummation of the transactions contemplated by this Agreement) of the Remediation of such Environmental Condition.
     “Required Consent” shall have the meaning set forth in Section 11.4(d).
     “Retained Assets” shall have the meaning set forth in the definition of “Excluded Assets”.
     “Retained Asset Call Option” shall have the meaning set forth in Section 6.9(b).
     “Retained Asset Cut-Off Date” shall have the meaning set forth in Section 6.9(a).
     “Retained Obligations” shall have the meaning set forth in Section 13.1.
     “Rights-of-Way” shall mean all permits, licenses, servitudes, easements, fee surface, surface leases and rights-of-way used or held for use in connection with the ownership or operation of the Assets.
     “RPC” shall have the meaning set forth in Section 4.6.
     “RTP” shall have the meaning set forth in the introductory paragraph herein.
     “RTP Allocation Schedule” shall have the meaning set forth in Section 3.8(a).
     “RTP Assets” shall mean, collectively, all of RTP’s right, title and interest in and to the following, less and except the Excluded Assets:
          (a) the oil and gas leases, fee mineral interests and other mineral interests described in Exhibit A (such interest in such leases and mineral interests, the “Leases”), together with any and all other rights, titles and interests of RTP in and to the lands covered or burdened thereby, and all other interests of RTP of any kind or character in such Leases;
          (b) all wells (including all disposal or injection wells) located on any of the Leases or on any other lease or lands with which any Lease has been unitized (such interest in such wells, including the wells set forth in Exhibit A-1, the “Wells”), and in all Hydrocarbons produced therefrom or allocated thereto;
          (c) all rights and interests in, under or derived from all unitization or pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

          (d) to the extent that they may be assigned, all Applicable Contracts (i) by which any of the other RTP Assets are bound and that will be binding on Buyer after the Closing or (ii) that primarily relate to the ownership, operation or development of the other RTP Assets;
          (e) to the extent that they may be assigned, all Rights-of-Way that are used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other RTP Assets, including the Rights-of-Way owned by RTP set forth in Exhibit A;
          (f) all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units or other RTP Assets, which are material to the ownership, operation or development of the Leases, Well, Units or other RTP Assets or which are primarily used or held for use in connection therewith, including, pipelines, gathering systems, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the operation thereof (the “RTP Personal Property”);
          (g) all Imbalances relating to the other RTP Assets;
          (h) all non-proprietary or proprietary geophysical, seismic and related technical data (in each case) that (i) are owned by RTP or its Affiliates, (ii) are transferable without payment of a fee or other penalty to any Third Party under any Contract and which Buyer has not separately agreed in writing to pay, and (iii) primarily relate to the Leases, Wells, Units or other RTP Assets;
          (i) all claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, against any Third Party which EAOC might now or subsequently may have, to the extent specifically based on, relating to or arising out of the Assumed Obligations, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under any Applicable Contracts (including audit rights);
          (j) the Retained Asset Call Option; and
          (k) all of the files, records, information and data, whether written or electronically stored, that primarily relate to the ownership, operation or development of the other RTP Assets or that specifically relate to the Assumed Obligations, in each case that are in RTP’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, health and safety, pipeline safety, production, accounting and Tax records (other than those primarily relating to income or franchise Taxes), and (v) facility and well records (the “RTP Records”).
     “RTP Assignment” shall mean the Assignment and Bill of Sale from RTP to Buyer pertaining to the RTP Assets and substantially in the form of Exhibit C-1.

     “RTP Personal Property” shall have the meaning set forth in the definition of “RTP Assets”.
     “RTP Records” shall have the meaning set forth in the definition of “RTP Assets”.
     “Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.
     “Special Warranty Deed” shall mean the Special Warranty Deed from RTP to Buyer pertaining to the Special Warranty Deed Property and substantially in the form of Exhibit C-3.
     “Special Warranty Deed Property” shall mean the fee mineral interests and fee surface set forth on Exhibit A.
     “Specified Covenants” shall mean Seller’s covenants and agreements set forth in Section 2.3, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 6.2, Section 6.8, Section 6.9, Section 6.10, Section 9.4, Section 11.2(j), Section 11.3(b), Section 11.4(b), Section 11.4(d), Section 12.1(e), Section 13.2(c), Section 13.2(d), Section 13.2(e), Section 13.2(f), Section 13.2(g), Section 13.2(h), Section 13.5, Section 13.7, Section 13.11, Section 15.2, Section 15.3, Section 15.5, Section 15.6, Section 15.7, Section 15.9(b), Section 15.12, Section 15.13, Section 15.14, Section 15.17 and Section 15.18.
     “Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.
     “Subject Hedges” shall have the meaning set forth in Section 6.8.
     “Subject Permit” shall have the meaning set forth in Schedule 6.10(a).
     “Subject Well” shall mean a Well or a Future Well, as the context requires.
     “Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
     “Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

     “Tax Partnership” shall have the meaning set forth in Section 4.16.
     “Tax Returns” shall mean any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.
     “Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
     “Title Arbitrator” shall have the meaning set forth in Section 11.2(j).
     “Title Benefit” shall mean with respect to the Barnett Shale Formation for any Subject Well, any right, circumstance or condition existing as of the Effective Time or immediately prior to Closing that operates (a) to increase the Net Revenue Interest of RTP in any Subject Well above that shown for such Subject Well in Exhibit A-1 or Exhibit A-2, as applicable, to the extent the same does not cause a greater than proportionate increase in RTP’s Working Interest therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable; in each case except for (i) increases in connection with those operations in which any Third Party may from and after the date of this Agreement be a non-consenting co-owner, (ii) increases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, or (iii) increases required to allow RTP to make up past underproduction or pipelines to make up past over deliveries to the extent such Imbalances are attributable to periods after the Effective Time, or (b) to decrease the Working Interest of RTP in any Subject Well below that shown for such Subject Well in Exhibit A-1 or Exhibit A-2, as applicable, to the extent the same causes a decrease in RTP’s Working Interest that is proportionately greater than the decrease in RTP’s Net Revenue Interest therein below that shown in Exhibit A-1 or Exhibit A-2, as applicable.
     “Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).
     “Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).
     “Title Claim Date” shall have the meaning set forth in Section 11.2(a).
     “Title Defect” shall mean any Encumbrance, defect or other matter that causes RTP or EAOC not to have Defensible Title; provided that the following shall not be considered Title Defects:
          (a) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and would result in another Person’s superior claim of title to the relevant Asset;
          (b) defects based on a gap in Seller’s or EAOC’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or run sheet which documents shall be included in a Title Defect Notice;
          (c) defects based upon the failure to record any state Leases or Rights-of-Way included in the Assets or any assignments of interests in such Leases or Rights-of-Way included in the Assets in any applicable county records to the extent that such failure would not result in another Person’s superior claim of title to the relevant Asset;
          (d) any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;
          (e) in the case of a Future Well, any permits, easements, rights-of-way, unit designations or production and drilling units not yet obtained, formed or created;
          (f) defects based upon the exercise of any Preferential Rights;
          (g) Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which a reasonably prudent lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease; and
          (h) encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a Right-of-Way that would customarily be accepted by a reasonably prudent oil and gas operator or reasonably prudent pipeline owner in taking or purchasing such Rights-of-Way; and
          (i) with respect to the RTP Assets, any defects affecting ownership interests in formations other than the Barnett Shale Formation.
     “Title Defect Amount” shall have the meaning set forth in Section 11.2(g).
     “Title Defect Notice” shall have the meaning set forth in Section 11.2(a).
     “Title Defect Property” shall have the meaning set forth in Section 11.2(a).
     “Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).
     “Transaction Documents” shall mean those documents executed and delivered pursuant to or in connection with this Agreement.
     “Transfer Taxes” shall have the meaning set forth in Section 15.2(b).
     “Transition Services Agreement” shall have the meaning set forth in Section 6.7.
     “Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
     “Units” shall have the meaning set forth in the definition of “RTP Assets”.
     “Wells” shall have the meaning set forth in the definition of “RTP Assets”.

     “Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of RTP therein and the shares of production from the relevant Well to which RTP is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
     “Working Interest” shall mean, with respect to any Subject Well, the interest in and to such Subject Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Subject Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.
     1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
     1.3 Treatment of Retained Assets. Notwithstanding any other provision hereof to the contrary:
          (a) The Retained Assets shall constitute “RTP Assets” and the Wells and Future Wells included in the Retained Assets shall constitute “Subject Wells” (in each case) for the purposes (i) the Title Defect and Title Benefit provisions of Section 11.1 and Section 11.2, (ii) the related Purchase Price adjustment provisions of Section 3.3(b)(ii) and (iii) the corresponding definitions used in any of the foregoing provisions; and
          (b) The Retained Assets shall constitute “RTP Assets” for the purposes of (i) the Environmental Defect provisions of Section 12.1, (ii) the related Purchase Price adjustment provisions of Section 3.3(b)(iii) and (iii) the corresponding definitions used in any of the foregoing provisions.
          (c) For purposes of the foregoing, the Allocated Values of the Retained Assets shall be those amounts set forth on Exhibit B-2 for the “Subject Wells” thereon.

ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for (a) the RTP Assets, (b) the EAOC Assets and (c) the Assumed Hedges.
     2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets and all Retained Obligations.
     2.3 Revenues and Expenses. Subject to the provisions hereof (including Section 3.3(a)(iii)), Seller shall be entitled to all of the rights of ownership attributable to the Assumed Hedges and to the Assets (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assumed Hedges and to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Operating Expenses, in each case, from and after the Effective Time. Subject to the provisions hereof (including Section 3.3(a)(iii) and Section 15.2(b)), all Operating Expenses that are: (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all costs attributable to the Assumed Hedges, if any, and all operating expenses (including Property Taxes but excluding in all cases, all costs and expenses of bonds, letters of credit or other surety instruments or insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to coverage periods from and after the Effective Time) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells and dismantle or decommission facilities, (iii) the Remediation of any Environmental Condition under applicable Environmental Laws, (iv) obligations with respect to Imbalances, (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, or (vi) obtaining the Permit Amendment pursuant to Section 6.10. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.
ARTICLE III
PURCHASE PRICE
     3.1 Purchase Price. The aggregate purchase price for the RTP Assets, EAOC Assets and the Assumed Hedges shall be Nine Hundred Million Dollars ($900,000,000.00) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Range on behalf of Seller at Closing by wire transfer in same day funds to a bank account of Range (the details of which shall be provided by Range to Buyer in the Preliminary Settlement Statement).
     3.2 Deposit. Concurrently with the execution of this Agreement Buyer has deposited by wire transfer in same day funds with the Escrow Agent the sum of $45,000,000 (such sum, together with all interest earned thereon, the “Deposit”). The Deposit will be held by the Escrow Agent pursuant to the terms of this Section 3.2 and a mutually agreeable escrow agreement among Seller, Buyer and the Escrow Agent (the “Escrow Agreement”). If Closing occurs, the Parties shall jointly instruct the Escrow Agent in writing pursuant to the terms of the Escrow Agreement to release the Deposit to Seller and the Deposit shall be applied toward the Purchase Price.
          (a) If (i) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing) have been met or waived by Buyer, and (ii) the transactions contemplated by this Agreement are not consummated because of: (A) the failure of Buyer to materially perform any of its obligations hereunder, or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and the Closing, then, in such event, Seller shall have the option to: (1) terminate this Agreement and have Range, on behalf of Seller, receive the Deposit as liquidated damages, or (2) seek the specific performance of Buyer. If the Seller elects to have Range receive the Deposit on behalf of Seller pursuant to this Section 3.2(a), the Parties shall jointly instruct the Escrow Agent in writing pursuant to the terms of the Escrow Agreement to release the Deposit to Range on behalf of Seller.
          (b) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur for any reason other than as set forth in Section 3.2(a), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by, through or under Seller or any Affiliate thereof. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 14.2. If Buyer is entitled to receive the Deposit pursuant to this Section 3.2(b), the Parties shall jointly instruct the Escrow Agent in writing pursuant to the terms of the Escrow Agreement to release the Deposit to Buyer.
     3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
          (a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):
               (i) an amount equal to the value of all oil, including condensate attributable to the RTP Assets in tanks (including inventory but excluding linefill) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time, less (A) amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and (B) severance Taxes deducted by the purchaser of such production;
               (ii) an amount equal to all Operating Expenses and all other costs and expenses paid by Seller or its Affiliates that are attributable to the ownership or operation of the

Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time), including (A) royalties or other burdens upon, measured by or payable out of proceeds of production, (B) rentals and other lease maintenance payments and (C) Property Taxes, in each case net of any sales, excise or similar Taxes in connection therewith reimbursed to Seller or its Affiliates, as applicable, by any Third Party purchaser;
               (iii) the aggregate amount of any and all capital expenditures relating to those wells set forth on Schedule 3.3(a)(iii) paid by Seller;
               (iv) an amount equal to the costs paid by Seller (if any) upon the liquidation of the Subject Hedges pursuant to Section 6.8; and
               (v) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
          (b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):
               (i) an amount equal to all proceeds received by Seller or its Affiliates attributable to (A) the ownership or operation of the Assets or (B) the Assumed Hedges (in each case) from and after the Effective Time up to Closing, including the sale of Hydrocarbons produced from the RTP Assets or allocable thereto, net of any sales, excise or similar Taxes in connection therewith not reimbursed to Seller or its Affiliates, as applicable, by a Third Party purchaser;
               (ii) if Seller makes (or is deemed to have made) the election under Section 11.2(d)(i) with respect to any uncured Title Defect, the Title Defect Amount with respect to such Title Defect;
               (iii) if Seller makes (or is deemed to have made) the election under Section 12.1(b)(i) with respect to any uncured Environmental Defect, the Remediation Amount with respect to such Environmental Defect;
               (iv) the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 6.10, Section 11.2(d)(iii), Section 11.4 or Section 12.1(b)(iii);
               (v) the amount of all Property Taxes prorated to Seller in accordance with Section 15.2(b) but paid or payable by Buyer;
               (vi) an amount equal to all proceeds from sales of Hydrocarbons relating to the RTP Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by RTP in suspense as of the Closing Date;
               (vii) an amount equal to the proceeds received by Seller (if any) from the liquidation of the Subject Hedges received by Seller pursuant to Section 6.8;

               (viii) any amounts determined by the Parties pursuant to Section 6.6; and
               (ix) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
     3.4 Preliminary Settlement Statement. Not less than 5 Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 9.3(e). Within 2 Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.
     3.5 Final Settlement Statement. On or before 120 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within 10 days of such agreement to the owed Party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.
     3.6 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Houston, Texas office of Deloitte & Touche LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller. In the event that Deloitte & Touche LLP declines to serve as the Accounting Arbitrator and the Parties are unable to mutually agree upon its replacement within 10 days following the date upon which Deloitte & Touche LLP provides notice that it will not serve as Accounting Arbitrator, then each Party will nominate a candidate to be the Accounting Arbitrator, and such candidates so nominated by the Parties shall together determine the Accounting Arbitrator.
     3.7 Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets and the Assumed Hedges as set forth in Exhibit A-1, Exhibit A-2, Exhibit B-2 or Schedule 1.1, as applicable. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset in Exhibit A-1, Exhibit A-2, Exhibit B-2 or Schedule 1.1, as applicable, and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller also agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of Section 3.8, and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to Preferential Purchase Right holders or in other documents or notices relating to the transactions contemplated by this Agreement.
     3.8  Allocation of Consideration for Tax Purposes.
          (a) RTP and Buyer agree that the portion of the Purchase Price, as adjusted, attributable to the RTP Assets and the Assumed Obligations with respect to the RTP Assets and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (collectively, the “Allocable RTP Amount”) shall be allocated among the various RTP Assets for Tax purposes. The initial draft of such allocations shall be prepared by RTP in a manner consistent with the related Allocated Values set forth in Exhibit A-1, Exhibit A-2 and Exhibit B-2 and shall be provided to Buyer no later than 120 days after the Closing. RTP and Buyer shall then cooperate to prepare a final schedule of the Allocable RTP Amount among the RTP Assets, which shall also be materially consistent with the Allocated Values (as adjusted, the “RTP Allocation Schedule”). The RTP Allocation Schedule shall be updated to reflect any adjustments to the Allocable RTP Amount. The allocation of the Allocable RTP Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by RTP and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. RTP and Buyer agree not to take any position inconsistent with the allocations set forth in the RTP Allocation Schedule unless required by applicable Law or with the consent of the other Parties. The Parties further agree that the allocations set forth on the RTP Allocation Schedule will represent reasonable estimates of the fair market values of the RTP Assets described therein.
          (b) EAOC and Buyer agree that the portion of the Purchase Price, as adjusted, attributable to the EAOC Assets and the Assumed Obligations with respect to the EAOC Assets and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (the “Allocable EAOC Amount”) shall be allocated among the various EAOC Assets for Tax purposes. The initial draft of such allocations shall be prepared by EAOC in a manner consistent with the related Allocated Values of the EAOC Assets (which the Parties agree is zero Dollars) and shall be provided to Buyer no later than 120 days after the Closing. EAOC and Buyer shall then cooperate to prepare a final schedule of the Allocable EAOC Amount among the EAOC Assets, which shall also be materially consistent with the Allocated Values (as adjusted, the “EAOC Allocation Schedule”). The EAOC Allocation Schedule shall be updated to reflect any adjustments to the Allocable EAOC Amount. The allocation of the Allocable EAOC Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by EAOC and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. EAOC and Buyer agree not to take any position inconsistent with the allocations set forth in the EAOC Allocation Schedule unless required by applicable Law or with the consent of the other Parties. The Parties further agree that the allocations set forth on the EAOC Allocation Schedule will represent reasonable estimates of the fair market values of the EAOC Assets described therein.
          (c) Range and Buyer agree that the portion of the Purchase Price, as adjusted, attributable to the Assumed Hedges and the Assumed Obligations with respect to the Assumed Hedges novated to Buyer pursuant to Section 6.8 and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (collectively, the “Allocable Range Amount”) shall be equal to the Allocated Values set forth for each such Assumed Hedge on Schedule 1.1 (the “Range Allocation Schedule”). The Range Allocation Schedule shall be updated to reflect any adjustments to the Allocable Range Amount. The allocation of the Allocable Range Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Range and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Range and Buyer agree not to take any position inconsistent with the allocations set forth in the Range Allocation Schedule unless required by applicable Law or with the consent of the other Parties. The Parties further agree that the allocations set forth on the Range Allocation Schedule will represent reasonable estimates of the fair market values of the Assumed Hedges described therein.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer the following:
     4.1 Organization, Existence and Qualification.
          (a) RTP is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. RTP has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. RTP is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

          (b) Range is a corporation duly formed and validly existing under the Laws of the State of Delaware. Range has all requisite corporate power and authority to own and operate its property and to carry on its business as now conducted. Range is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a material adverse effect on the ability of Range to perform its obligations contemplated by this Agreement.
          (c) EAOC is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. EAOC has all requisite power and authority to own and operate its property (including its interests in the EAOC Assets) and to carry on its business as now conducted. EAOC is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
     4.2 Authority, Approval and Enforceability.
          (a) RTP has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by RTP of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of RTP. This Agreement is, and the Transaction Documents to which RTP is a party when executed and delivered by RTP will be, the valid and binding obligation of RTP and enforceable against RTP in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          (b) Range has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by Range of this Agreement have been duly and validly authorized and approved by all necessary corporation action on the part of Range. This Agreement is the valid and binding obligation of Range and enforceable against Range in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          (c) EAOC has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by EAOC of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of EAOC. This Agreement is the valid and binding obligation of EAOC and enforceable against EAOC in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

     4.3 No Conflicts. Assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby:
          (a) the execution, delivery and performance by RTP of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the limited liability company agreement or other governing documents of RTP, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which RTP is a party or by which RTP or the RTP Assets may be bound or (iii) violate any Law applicable to RTP or any of the RTP Assets, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not reasonably be expected to have a Material Adverse Effect;
          (b) the execution, delivery and performance by Range of this Agreement and the performance of its obligations contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational or other governing documents of Range, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Range is a party or by which Range may be bound or (iii) violate any Law applicable to Range, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not reasonably be expected to have a Material Adverse Effect; and
          (c) the execution, delivery and performance by EAOC of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the limited liability company agreement or other governing documents of EAOC, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which EAOC is a party or by which EAOC or the EAOC Assets may be bound or (iii) violate any Law applicable to EAOC or any of the EAOC Assets, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not reasonably be expected to have a Material Adverse Effect
     4.4 Consents. Except (a) for compliance with the HSR Act, (b) as set forth in Schedule 4.4, (c) for Customary Post-Closing Consents, (d) under Contracts that are terminable upon 60 days or less notice without payment of any fee, and (e) for Preferential Purchase Rights, there is no restriction or prohibition on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.
     4.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller, including EAOC, or the Assets.

     4.6 Foreign Person. RTP and EAOC are each disregarded entities as defined in Treasury Regulation §1.1445-2(b)(2)(iii). RTP is wholly owned by Range Production Company, a Delaware corporation (“RPC”) and EAOC is wholly owned by Range. Neither RPC nor Range is a “foreign person” within the meaning of Section 1445 of the Code.
     4.7 Litigation. Except as set forth in Schedule 4.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened in writing, against Seller with respect to the Assets.
     4.8 Material Contracts.
          (a) Schedule 1.1 and Schedule 4.8 set forth all Assumed Hedges and Applicable Contracts of the type described below (the Contracts contained on such Schedules, collectively, the “Material Contracts”):
               (i) any Applicable Contract that can reasonably be expected to result in aggregate payments by RTP, EAOC and/or RPC as operator of the RTP Assets of more than $250,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
               (ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to RTP, EAOC and/or RPC as operator of the RTP Assets of more than $250,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
               (iii) any Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract that is not terminable without penalty upon 60 days or less notice;
               (iv) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that will be binding on Buyer after Closing;
               (v) any Hedge Contract that will be binding on Buyer after Closing;
               (vi) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $250,000;
               (vii) any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;
               (viii) any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;

               (ix) all Applicable Contracts that contain or constitute existing area of mutual interest agreements and agreements that include non-competition restrictions or other similar restrictions on doing business; and
               (x) any Applicable Contract to which RTP is a party for the providing, use, processing or analysis of seismic or geophysical data relating to the RTP Assets, to the extent that such Applicable Contract and the geophysical and other seismic and related technical data and information obtained in connection therewith is transferable without payment of a fee or other penalty to any Third Party.
          (b) Seller has furnished or made available to Buyer complete and accurate copies of the Material Contracts as in effect on the date hereof. Except as set forth in Schedule 1.1 or Schedule 4.8, as applicable (i) there exists no default under any Material Contract by RTP or EAOC or, to Seller’s Knowledge, by any other Person that is a party to such Contract (in each case) except for such matters that, individually or in the aggregate, would not reasonably be expected to result in an economic loss to Seller of an amount greater than $250,000 and (ii) there are no current notices received by any Seller of the exercise of any premature termination or price redetermination under any Material Contract.
     4.9 No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 4.9, as of the date of this Agreement neither RTP nor EAOC is in material violation of any applicable Laws with respect to its ownership and operation of the Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.14.
     4.10 Preferential Rights. Except as set forth in Schedule 4.10, there are no Preferential Purchase Rights that are applicable to the transfer of the Assets by Seller to Buyer.
     4.11 Royalties; Expenses; Etc. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(vi) and except as set forth on Schedule 4.11, RTP has paid all royalties, overriding royalties and other burdens on production due by RTP with respect to the RTP Assets, or if not paid, is contesting such royalties and other burdens in good faith in the normal course of business. Subject to the foregoing, to the Knowledge of Seller, no material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets, royalties, overriding royalties and other burdens on production and amounts payable to co-owners of the Assets) are owed and delinquent in payment by any Seller that relate to the ownership or operation of the Assets.
     4.12 Imbalances. To Seller’s Knowledge, there are no Imbalances associated with the Assets as of the Effective Time.
     4.13 Current Commitments. Schedule 4.13 sets forth, as of the date of this Agreement, all authorities for expenditures (“AFEs”) relating to the Assets to drill or rework Subject Wells or any other well or for other capital expenditures relating to any Asset, in each case for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement or which will be binding on Seller on or after the Effective Time or Buyer on or after the Closing Date.

     4.14 Environmental.
          (a) Except as set forth in Schedule 4.14, with respect to the Assets, neither RTP nor EAOC has entered into, or is subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the date of this Agreement, that are based on any Environmental Laws and that relate to the current or future use of any of the Assets.
          (b) Except as set forth in Schedule 4.14, as of the date of this Agreement, neither RTP nor EAOC has received written notice from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets that would reasonably be expected to: (i) interfere with or prevent compliance by RTP or EAOC with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any common Law or other liability of RTP or EAOC to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.
     4.15 Property Taxes. Except as disclosed in Schedule 4.15:
          (a) all Property Taxes that have become due and payable have been properly paid;
          (b) all Tax Returns with respect to Property Taxes that are required to be filed have been duly and timely filed;
          (c) there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on the Assets, other than statutory liens for current Taxes not yet due;
          (d) Neither RTP nor EAOC has received notice of any pending claim (which remains outstanding) from any applicable Taxing Authority for assessment of Property Taxes and, to Seller’s Knowledge, no such claim has been made or threatened; and
          (e) no audit, administrative, judicial or other proceeding with respect to Property Taxes has been commenced or is presently pending.
     4.16 Tax Partnerships. Except as set forth in Schedule 4.16, none of the Assets is held by or is subject to any contractual arrangement between RTP or EAOC, on the one hand, and any other Person, on the other hand, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal Tax purposes (a “Tax Partnership”) and no transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any such partnership, and, to the extent that any of the Assets are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes, except as set forth in Schedule 4.16, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Assets.
     4.17 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

     4.18 Suspense Funds. Schedule 4.18 lists (a) all funds held in suspense by RTP as of the date hereof that are attributable to the RTP Assets, (b) a description of the source of such funds and the reason they are being held in suspense, and (c) if known, the name or names of the Persons claiming such funds or to whom such funds are owed.
     4.19 Wells. Except as described on Schedule 4.19: To Seller’s Knowledge,
          (a) all Wells have been drilled and completed within the limits permitted by all applicable Leases, Applicable Contracts and pooling or unit agreements; and
          (b) there is no Well located on lands burdened by the Leases or on lands pooled or unitized therewith that, as of the date hereof, is required under applicable Laws to be plugged or abandoned.
     4.20 No Other Barnett Shale Area Leases. As of the date of this Agreement, neither Seller nor any of its Affiliates own interests in any (a) oil and gas lease, overriding royalty interest, net profits interest, non-participating royalty interest, royalty interest or similar interest in oil and gas in place or other mineral interest or (b) Rights-of-Way, in each case, in the Barnett Shale Area, other than the Assets and the Excluded Assets.
     4.21 Applicable Contracts Subject to Confidentiality Restrictions. To Seller’s Knowledge, there are no Applicable Contracts to which Buyer will not have access prior to Closing as a result of confidentiality restrictions burdening such Applicable Contracts.
     4.22 Regulatory Matters. None of RTP, Range or EAOC (a) is a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has operated, or provided services, using any of the Assets in a manner that subjects it, any Third Party operator of the Assets or any future owner of the Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. EAOC is a gas utility subject to the jurisdiction of the Texas Railroad Commission. RTP and Range are not gas utilities subject to the jurisdiction of the Texas Railroad Commission and neither RTP nor Range acquired any of the RTP Assets through the use of eminent domain or condemnation.
ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer represents and warrants to Seller the following:
     5.1 Organization, Existence and Qualification. Buyer is a limited partnership duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is duly licensed or qualified to do business in Texas.
     5.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary partnership action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     5.3 No Conflicts. Assuming receipt of all consents and approvals from Third Parties in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
     5.4 Consents. Except for compliance with the HSR Act, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Buyer is required to obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.
     5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliates of Buyer.
     5.6 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened in writing, against Buyer, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
     5.7 Financing.

          (a) As of the date of this Agreement, Buyer has in place financing and equity commitments in the forms provided to Buyer, which commitments are sufficient to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.
          (b) Immediately prior to and at the Closing, Buyer will have sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.
     5.8 Regulatory. No later than 5 days prior to the Closing and continually thereafter (a) Buyer, or Buyer’s designated Affiliate that will take title to or operate the Assets, shall be qualified to own and assume operatorship of oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator, and (b) Buyer, or Buyer’s designated wholly owned Affiliate that will be a party to the EAOC Assignment, shall be registered and qualified with the Texas Railroad Commission as a gas utility. To the extent required by any applicable Laws, Buyer shall, as of the Closing Date, (i) hold all lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and (ii) have filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.
     5.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has (a) relied on the express terms of this Agreement (including all representations and warranties of Seller set forth herein) and in the other Transaction Documents and (b) relied on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller. Buyer acknowledges and affirms that on or prior to Closing, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations or Liabilities hereunder or under any of the other Transaction Documents.
     5.10 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.
     5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of

1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE VI
CERTAIN AGREEMENTS
     6.1 Conduct of Business.
          (a) Except (x) as set forth in Schedule 6.1, (y) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, and shall cause each of its Affiliates to, from and after the date hereof until the Closing:
               (i) subject to (A) Seller’s right to comply with the terms of the Leases, Applicable Contracts, applicable Laws and requirements of Governmental Authorities and (B) interruptions resulting from force majeure, mechanical breakdown and planned maintenance, operate, or cause to be operated, the Assets in the usual, regular and ordinary manner consistent with past practice as if Seller were going to continue to own the Assets after the Closing Date and without regard to the existence of this Agreement;
               (ii) maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person;
               (iii) not terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, extend or surrender any rights under any Lease or Right-of-Way (unless such Lease, Lease rights or Right-of-Way are replaced with rights which Seller and Buyer reasonably agree to be of at least equal value);
               (iv) not approve any individual authorization for expenditure or similar request under any Applicable Contract (other than those required under the terms of any Applicable Contract or to protect life, property or the environment) which would reasonably estimated to require expenditures in excess of $250,000;
               (v) not cancel or terminate any insurance coverage currently held by Seller with respect to the Assets or cause or to the extent within their reasonable control, permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums and on substantially similar terms and conditions are in full force and effect; and
               (vi) subject to Section 6.10, maintain in full force and effect any material license, permit and other approval from a Governmental Authority related to the Assets to the extent required to operate in accordance with the standards set forth in Section 6.1(a)(i).
          (b) Except (x) as set forth in Schedule 6.1, (y) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until the Closing:
               (i) not (A) enter into an Applicable Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or (B) terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Material Contract, except (1) contracts terminable by Seller with notice of 90 days or less without penalty or detriment and (2) the novation of the Assumed Hedges to Buyer at the Closing;
               (ii) not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; and
               (iii) not commit to do any of the foregoing.
          (c) Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to any breach or failure of Section 6.1(a)(i), Section 6.1(a)(ii) or Section 6.1(a)(vi) greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) Buyer acknowledges RTP owns undivided interests in certain of the properties comprising the RTP Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not RTP or any Affiliates of RTP shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as RTP has voted its interest in a manner that complies with the provisions of this Section 6.1.
     6.2 Successor Operator. While Buyer acknowledges that it desires to succeed RPC as operator of those RTP Assets or portions thereof that RPC may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the same since the RTP Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the RTP Assets that RPC operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator (to the extent permitted under any applicable joint operating agreement), effective as of the Closing (at Buyer’s sole cost and expense), and to designate and/or appoint by assignment, to the extent legally possible and permitted under the Applicable Contracts, Buyer as successor operator effective as of the Closing.

     6.3 HSR Act. If applicable, within 10 Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby; provided, however, that in no event will the Parties be required to agree to any divestiture, transfer or licensing of their properties, assets or businesses, or to the imposition of any limitation on the ability of any of the foregoing to conduct their businesses or to own or exercise control of their assets and properties. The filing fees associated with any such HSR Act filing shall be borne 1/2 by Seller and 1/2 by Buyer.
     6.4 Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain replacements for those bonds, letters of credit and guarantees described on Schedule 6.4, to the extent such replacements are necessary for Buyer’s ownership of the Assets. At Closing, Buyer shall use commercially reasonable efforts to cause the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.
     6.5 Record Retention. Buyer, for a period of 5 years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.
     6.6 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise. Any matter disclosed in connection with any supplement or amendment to Schedule 4.7, Schedule 4.8 in connection with the representation set forth in Section 4.8(b), Schedule 4.9, Schedule 4.14 or any Schedule in connection with any Fundamental Representation shall, in each case, be deemed to be included in Schedule 13.1. If any additional Material Contract is disclosed in connection with any supplement or amendment to Schedule 4.8 and the terms of such additional Material Contract would result in an economic loss to Buyer of more than $250,000, then, the Purchase Price will be reduced by an amount mutually agreed by the Parties equal to the net present value of such economic loss.
     6.7 Transition Services. From and after Closing, Seller will cause RPC to (a) operate those Assets that RPC or EAOC, as applicable, currently operates and (b) provide to Buyer certain other services relating to the Assets, in each case, pursuant to the terms of a transition services agreement substantially in the form of Exhibit K (the “Transition Services Agreement”).
     6.8 Assumed Hedges and Novation Agreements. Buyer shall use its commercially reasonable efforts to take, on or prior to the Closing, all steps necessary to effectuate the novation of the Assumed Hedges to Buyer pursuant to the Novation Agreements (including entering into an ISDA Master Agreement with each Assumed Hedge Counterparty). If any Assumed Hedge is not able to be novated to Buyer at the Closing because the Assumed Hedge Counterparty thereto will not consent to entering into the applicable Novation Agreement and/or related ISDA Master Agreement (any such Assumed Hedge, a “Subject Hedge”), then (a) Seller and Buyer shall jointly negotiate with the Assumed Hedge Counterparty of such Subject Hedge for an amount to be paid to or by Seller upon liquidation of such Subject Hedge, (b) Seller shall cause the Subject Hedges to be liquidated as of the Closing Date and (c) the Purchase Price will be reduced or increased as set forth in Section 3.3 in connection with such liquidation; provided, however, Seller shall not liquidate any Subject Hedge except to the extent Buyer consents in writing to the liquidation amount to be received or payable by any Seller or any of their respective Affiliates in connection with any such liquidation, such consent not to be unreasonably withheld, conditioned or delayed; provided further, however, that if Buyer does not consent to the liquidation amount for any Subject Hedge as permitted pursuant to the foregoing, then for each such Subject Hedge as to which Buyer did not so consent (i) Range shall (A) remain a party to such Subject Hedge for the remaining term thereof, (B) maintain the Subject Hedge in full force and effect in accordance with its terms (subject to Buyer’s compliance with the remaining provisions of this Section 6.8) and (C) not modify or amend such Subject Hedge without the prior consent of Buyer, (ii) within 3 Business Days of its receipt of Hedge Proceeds, Range shall pay to Buyer (in same day funds) the full amount of such Hedge Proceeds, (iii) to the extent that Range is required to make any payment under such Subject Hedge (without regard to any offset or netting of amounts under any other Hedge Contract transaction with the Assumed Hedge Counterparty that is a party to such Subject Hedge), then within 3 Business Days of receipt by Buyer of notice from Range regarding such payment and the amount thereof, Buyer shall pay to Range (in same day funds) the full amount of such payment and (iv) Range shall have the right to require Buyer to provide adequate security to Range to support Buyer’s obligations to make any payments under this Section 6.8 at any time on and after the date upon which Range is required to make any payment under such Subject Hedge.
     6.9 Retained Assets & Retained Asset Call Option.
          (a) From and after the expiration of the term of the Transition Services Agreement, RTP shall have the right to require Buyer to operate the Retained Assets on its behalf pursuant to a mutually agreed upon contract operating agreement. RTP’s right contained in this Section 6.9(a) shall expire on the 10th anniversary of the Closing (the “Retained Asset Cut-Off Date”).
          (b) Buyer may, from and after the Closing, by written notice to Seller, elect to have RTP transfer the Retained Assets to Buyer (such right, the “Retained Asset Call Option”). Upon receipt of such notice from Buyer and the payment of $10 by Buyer to RTP, RTP shall assign the Retained Assets to Buyer, effective as of the Effective Time, within 10 days of such receipt and the Parties shall deliver the Transaction Documents with respect to such Retained Assets that are set forth in Section 9.3 to the extent applicable. Buyer’s right contained in this Section 6.9(b) shall expire on the Retained Asset Cut-Off Date. For the avoidance of doubt, if and when the Retained Assets are assigned to Buyer pursuant to this Section 6.9(b), the Retained Assets shall no longer constitute “Excluded Assets” for any purpose under this Agreement and shall become a part of the “RTP Assets” hereunder.
          (c) Seller shall promptly notify Buyer regarding any orders, judgments, hearings or other material matters arising in connection with the Pending Action and the Parties shall cooperate with each other to keep each other apprised of any further developments with respect to the Pending Action or the Retained Assets. Until the Retained Assets Cutoff Date, without the prior written consent of Buyer, (a) Seller shall comply with the covenants set forth in Section 6.1 with respect to the Retained Assets and (b) Seller shall not propose, consent to or participate in the drilling or reworking of any Well located upon the Retained Assets
          (d) This terms and provisions of Section 6.9 shall constitute a covenant running with the land as to the Retained Assets and shall be binding on any successors or assigns of Seller in or to all or any portion of the Retained Assets. Any successor or assigns as to all or any portion of the Retained Assets shall agree and acknowledge in writing set forth in any instrument or agreement of assignment, transfer or disposition of any Retained Assets that such assignment, transfer or disposition shall be subject to this Section 6.9.
     6.10 Permit Issue Properties.
          (a) From and after execution of this Agreement, Seller shall use its reasonable efforts, at Seller’s sole cost and expense, to obtain the Permit Amendment. In the event that Seller does not obtain the Permit Amendment prior to the Closing, then (i) Seller shall retain the Permit Properties, (ii) the Permit Properties shall be deemed to constitute “Excluded Assets”, (iii) the Parties shall exclude the Permit Properties from the Assignments and (iv) the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of the Permit Properties.

          (b) From and after the Closing up to November 1, 2011 (the “Permit Cut-off Date”), Seller shall continue to use its reasonable efforts, at Seller’s sole cost and expense, to obtain the Permit Amendment; provided that if Seller has not obtained the Permit Amendment by the Permit Cut-Off Date, then, on or before the Alternate Transportation Date, RTP shall enter into a transportation agreement with DFW Midstream Services LLC (“DFW”) to transport and compress the Hydrocarbons produced from the Permit Properties and redeliver such Hydrocarbons on behalf of RTP to Energy Transfer Company (“ETP”) at the ETF Chambers Road interconnect (the “Alternative Transportation Agreement”). The price for the services to be provided by DFW under the Alternative Transportation Agreement shall not exceed the amounts set forth in Schedule 6.10(c) and such agreement shall contain such other terms and conditions as are approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed). From and after the Closing until the assignment of the Permit Issue Properties to Buyer by RTP pursuant to Section 6.10(c) below, RTP shall have the right to require Buyer to operate the Permit Issue Properties on its behalf pursuant to a mutually agreed upon contract operating agreement.
          (c) Within the earlier of 10 days following the date that Seller obtains the Permit Amendment or enters into the Alternative Transportation Agreement (i) RTP shall assign the Permit Properties to Buyer, effective as of the Effective Time, (ii) the Parties shall deliver the Transaction Documents with respect to such Permit Properties that are set forth in Section 9.3 to the extent applicable, and (iii) Buyer shall pay to Range, on behalf of Seller, the Permit Property Amount as the purchase price therefor. For the avoidance of doubt, upon the assignment of the Permit Issue Properties are assigned to Buyer pursuant to this Section 6.10(c), the Permit Issue Properties shall no longer constitute “Excluded Assets” for any purpose under this Agreement and shall become a part of the “RTP Assets” hereunder.
          (d) The Parties shall cooperate with each other to keep each other apprised of any developments with respect to the Permit Issue, the Permit Amendment, the Permit Properties and the Alternative Transportation Agreement, if any. Following Closing and until the transfer of the Permit Properties to Buyer by RTP pursuant to Section 6.10(c), Seller, absent the prior written consent of Buyer, shall (a) comply with the covenants set forth in Section 6.1 with respect to the Permit Properties and (b) not propose, consent to or participate in the drilling or reworking of any Well located upon the Permit Properties.
ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
     The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing, of each of the following conditions:
     7.1 Representations. Each of the representations and warranties of Seller set forth in Article IV shall be true and correct in all respects on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.
     7.2 Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
     7.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.
     7.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined under Section 11.2(d)(i) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(b) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to the Closing, plus (c) the aggregate amount the Purchase Price is reduced in accordance with Section 11.4, shall be less than 15% of the Purchase Price.
     7.5 HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.
     7.6 Closing Deliverables. (a) Seller shall have delivered to Buyer the officer’s certificate described in Section 9.3(j), and (b) Seller shall be ready, willing and able to deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 9.3.
ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
     The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to the Closing of each of the following conditions:
     8.1 Representations. Each of the representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
     8.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
     8.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.
     8.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined under Section 11.2(d)(i) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(b) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to the Closing, plus (c) the aggregate amount the Purchase Price is reduced in accordance with Section 11.4, shall be less than 15% of the Purchase Price.
     8.5 HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.
     8.6 Replacement Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required to be obtained by Closing by Section 6.4.
     8.7 Closing Deliverables. Buyer shall have delivered to Seller the officer’s certificate described in Section 9.3(k) and Buyer shall be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Buyer under Section 9.3.
ARTICLE IX
CLOSING
     9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 2:00 p.m. (Central Time) on April 29, 2011, or such other date as Buyer and Seller may agree upon in writing. The date scheduled for the Closing shall be the “Closing Date”.
     9.2 Place of Closing. The Closing shall be held at the offices of Vinson & Elkins LLP, located at 1001 Fannin, Suite 2500, Houston, Texas 77002.
     9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
          (a) RTP and Buyer shall execute, acknowledge and deliver the RTP Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the RTP Assets are located.
          (b) EAOC and Buyer’s designated wholly owned Affiliate shall execute and deliver the EAOC Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the EAOC Assets are located.

          (c) RTP and Buyer shall execute and deliver assignments, on appropriate forms, of state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.
          (d) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.
          (e) Buyer shall deliver to Range, on behalf of Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price (after giving effect to the Deposit).
          (f) RTP shall deliver, and Seller shall cause RPC to deliver, as applicable, letters in lieu of transfer orders substantially in the form of Exhibit D directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.
          (g) RPC and Range shall each deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) substantially in the form of Exhibit E-1 and Exhibit E-2, respectively, certifying that it is not a foreign person within the meaning of the Code.
          (h) Range and Buyer shall execute and deliver a surface use agreement covering the land covered by the Mitchell Ranch Lease substantially in the form of Exhibit F (the “Mitchell Ranch Surface Use Agreement”).
          (i) Seller shall cause RPC to execute and deliver, and Buyer shall execute and deliver, the Transition Services Agreement.
          (j) Seller shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit G, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.
          (k) Buyer shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit H, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.
          (l) Seller shall cause RPC or EAOC, as applicable, to execute and deliver forms prescribed by the applicable Governmental Authorities to transfer status of operatorship of those Assets which RPC, EAOC or any of their respective Affiliates operates from RPC or EAOC (or any Affiliate thereof), as applicable, to Buyer or Buyer’s designated Affiliate, including Form P-4 or Form T-4B, as applicable, for the Railroad Commission of Texas.
          (m) RTP and Buyer shall execute and deliver the Special Warranty Deed in sufficient counterparts to facilitate recording in the applicable counties where the Special Warranty Deed Property is located.

          (n) Seller and Buyer shall execute and deliver to the Escrow Agent a joint instruction in compliance with the terms of the Escrow Agreement directing the Escrow Agent to release the Deposit to Range on behalf of Seller at Closing.
          (o) Subject to Section 6.8, Range and Buyer shall execute and deliver the Novation Agreements.
          (p) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.
     9.4 Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than 15 Business Days following the expiration of the term of the Transition Services Agreement, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.
ARTICLE X
ACCESS/DISCLAIMERS
     10.1 Access.
          (a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to (i) Seller’s and its Affiliates’ employees (following prior notice to David Poole or Chad Stephens of Range), (ii) the Assets and (iii) all Records in Seller’s or any of its Affiliates’ possession, custody or control; provided that Seller is only required to use its commercially reasonable efforts to cause any Third Party to provide access to any Records to which Seller may have custody or control but which are not in Seller’s or its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
          (b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access).

          (c) Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets, Buyer shall (i) furnish Seller with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller to undertake such Invasive Activities. If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Assets, Seller may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative”. Buyer shall obtain all permits necessary to conduct any approved Invasive Activities from any applicable Governmental Authorities; provided that, upon request, Seller shall provide Buyer with assistance (at no cost or liability to Seller) as reasonably requested by Buyer that may be necessary to secure such permits. Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved Invasive Activities.
          (d) Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY (I) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND (II) LIABILITIES THAT WERE (A) EXISTING PRIOR TO SUCH INSPECTIONS OR (B) DISCOVERED BY (BUT NOT CAUSED IN CONNECTION WITH) BUYER’S ACCESS OR INSPECTION.
          (e) Buyer agrees to promptly provide Seller, but in no less than 5 days after Buyer’s or any of Buyer’s Representative’s receipt or creation, copies of all final environmental reports and environmental test results prepared by Buyer and/or any of Buyer’s Representatives which contain environmental data collected or generated from Buyer’s environmental due diligence with respect to the Assets. None of Buyer, any of Buyer’s Representatives or Seller shall be deemed by Seller’s receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

          (f) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to at least the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
          (g) During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for 5 days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.
     10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records, the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).
     10.3 Disclaimers.
          (a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND SECTION 11.1(b) OF THIS AGREEMENT, THE ASSIGNMENTS OR IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(j) (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
          (b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENTS OR IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(j), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR

WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OF THIS AGREEMENT, THE ASSIGNMENTS OR IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(j), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AND EAOC AS BUYER DEEMS APPROPRIATE.
          (c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.14 AND THE CORRESPONDING REPRESENTATION CONTAINED IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(j), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO

BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 4.14, OR THE CORRESPONDING REPRESENTATION CONTAINED IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(j), BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
          (d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
     11.1 Seller’s Title.
          (a) General Disclaimer of Title Warranties and Representations. Except for the special warranties of title contained in the Assignments, and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and, except for Buyer’s remedies for a breach by Seller of Section 6.1, Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranties of title contained in the Assignments.
          (b) Special Warranty of Title. The RTP Assignment delivered at Closing, together with the Special Warranty Deed delivered at Closing, will contain a special warranty of title by RTP, subject, however, to the Permitted Encumbrances. The EAOC Assignment delivered at Closing will contain a special warranty of title by EAOC, subject, however, to the Permitted Encumbrances. Said special warranties of title contained in the Assignments shall be subject to the further limitations and provisions of this Article XI.
          (c) Recovery on Special Warranties.
               (i) Buyer’s Assertion of Title Warranty Breaches. Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of the special warranties of title contained in the Assignments. Seller shall have a reasonable opportunity, but not the obligation, to cure prior to Closing any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.
               (ii) Limitations on Special Warranty. For purposes of (A) the special warranties of title contained in the RTP Assignment and the Special Warranty Deed, the value of the RTP Assets set forth in Exhibit A, Exhibit A-1 and Exhibit A-2, as applicable, and (B) the special warranty of title contained in the EAOC Assignment, the value of the EAOC Assets set forth in Exhibit A-4, in each case, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranties of title contained in the Assignments shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of the special warranty of title contained in the Assignments, as applicable, as a Title Defect prior to Closing pursuant to Section 11.2, in each case taking into account the Individual Title Defect Threshold and the Defect Deductible. Seller shall be entitled to offset any amount owed by Seller for breach of the special warranties of title contained in the Assignments with respect to any Asset by the amount of any Title Benefits with respect to such Asset as to which Seller gives Buyer notice on or prior to the Title Claim Date.
     11.2 Notice of Title Defects; Defect Adjustments.
          (a) Title Defect Notices. Buyer must deliver, on or before 5:00 p.m. (Central Time) on April 22, 2011 (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranties of title contained in the Assignments as limited by Section 11.1(c)), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date.
          (b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit, (ii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit and (iii) the amount by which Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived any Title Benefits that Seller fails to provide a Title Benefit Notice therefore on or before the Title Claim Date.

          (c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing (the “Cure Period”) any Title Defects of which it has been advised by Buyer.
          (d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Individual Title Defect Threshold and the Defect Deductible, Seller shall, at its sole option, elect to:
               (i) reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);
               (ii) indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement (the “Title Indemnity Agreement”) substantially in the form of Exhibit I;
               (iii) retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or
               (iv) if applicable, terminate this Agreement pursuant to Section 14.1(c);
provided, however, in each instance Seller may elect the options set forth in clauses (ii) or (iii) above only to the extent Buyer consents in writing after the date hereof to be bound by and subject to any such option (such consent to be exercised, withheld, conditioned or delayed at the sole discretion of Buyer). Seller shall be deemed to have elected, in all cases, the option set forth in Section 11.2(d)(i) except to the extent that (A) Buyer consents in writing to be bound by and subject to the options set forth in clauses (ii) or (iii) above and Seller also elects such option or (B) Seller is permitted to, and elects to, terminate this Agreement under Section 14.1(c).
          (e) Remedies for Title Benefits. With respect to each Lease affected by Title Benefits reported under Section 11.2(b), as Seller’s sole and exclusive remedies for any Title Benefits, the amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 11.2(h), shall be applied as to offset the aggregate Title Defect Amounts attributable to Title Defects and the aggregate Remediation Amounts attributable to Environmental Defects.
          (f) Exclusive Remedy. Except for Buyer’s (i) remedies for a breach by Seller of Section 6.1(b)(ii), (ii) rights under the special warranties of title contained in the Assignments and (iii) rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to RTP’s or EAOC’s failure to have Defensible Title or any other title matter with respect to any Asset.
          (g) Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the

“Title Defect Amount” and shall be determined in accordance with the following terms and conditions:
               (i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
               (ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
               (iii) if the Title Defect represents a discrepancy between (A) RTP’s Net Revenue Interest for any Subject Well and (B) RTP’s Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable;
               (iv) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
               (v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;
               (vi) if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and
               (vii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
          (h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
               (i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
               (ii) if the Title Benefit represents a discrepancy between (A) RTP’s Net Revenue Interest for any Subject Well and (B) RTP’s Net Revenue Interest set forth in

Exhibit A-1 or Exhibit A-2, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Subject Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable; and
               (iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the RTP Asset affected by such Title Benefit, the portion of such RTP Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such RTP Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
          (i) Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller), plus (2) all Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects cured by Seller), minus (3) all Title Benefit Amounts, exceeds (B) the Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Defect Deductible.
          (j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to be the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 11.2.
     11.3 Casualty Loss.
          (a) Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.
          (b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty, Buyer shall nevertheless be required to close and Seller, at the Closing, shall pay to Buyer all sums paid to Seller by Third Parties by reason of such casualty insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties.
     11.4 Preferential Purchase Rights and Consents to Assign.
          (a) With respect to each preferential purchase right, right of first refusal or similar right (each, a “Preferential Purchase Right”) pertaining to an Asset and the transactions contemplated hereby set forth in Schedule 4.10 or, if not set forth on such Schedule, of which Buyer gives Seller notice prior to the Closing, Seller, prior to the Closing, shall send to the holder of each such Preferential Purchase Right a notice, in material compliance with the contractual provisions applicable to such right. In addition, prior to the Closing, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby set forth in Schedule 4.4 or, if not set forth on such Schedule, of which Buyer gives Seller notice prior to the Closing, a notice seeking such holder’s consent to the transactions contemplated hereby.
          (b) If, prior to the Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase

Right applies or if the time for exercising such Preferential Purchase Right has not expired, then that Asset shall be excluded from the Assets to be acquired by Buyer to the extent of the interest affected by the Preferential Purchase Right, and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset. Seller shall be entitled to all proceeds paid by a Person exercising a Preferential Purchase Right prior to the Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset covered by such Preferential Purchase Right on or before 60 days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holders thereof, then Seller shall so notify Buyer, and Buyer shall purchase, on or before 10 days following receipt of such notice and subject to Buyer’s satisfaction that such Preferential Purchase Right has been waived or the time for exercising such right has expired, such Asset from Seller, under the terms of this Agreement for a price equal to the portion of the Purchase Price previously allocated to it.
          (c) All Assets for which any Preferential Purchase Right has been waived or as to which the period to exercise such right has expired prior to the Closing shall (in each case) be sold (directly or indirectly) to Buyer at the Closing pursuant to the provisions of this Agreement.
          (d) If (i) Seller fails to obtain a consent (or a waiver as to any prohibition on assignment) to the assignment of any Asset set forth in Schedule 4.4 prior to the Closing and the failure to obtain such consent (or waiver) would cause (A) the assignment of the Assets affected thereby to Buyer to be void or voidable or (B) the termination of a Lease or Right-of-Way under the express terms thereof or (ii) a consent or waiver requested by Seller is denied in writing (each, a “Required Consent”), then, in each case, that portion of such Asset shall be excluded from the Assets to be acquired by Buyer and the Purchase Price shall be reduced by the Allocated Value of that portion of such Assets. In the event that a Required Consent (with respect to an Asset excluded pursuant to this Section 11.4(d)) that was not obtained prior to Closing is obtained within 60 days following Closing, then, within 10 days after such consent is obtained, Buyer shall purchase such portion of such Asset that was so excluded and pay to Seller the amount by which the Purchase Price was reduced with respect to such portion of such Asset (subject to any adjustments pursuant to Section 3.3), and Seller shall assign to Buyer such portion of such Asset pursuant to an assignment in form substantially similar to the RTP Assignment.
          (e) If Seller fails to obtain a consent set forth in Schedule 4.4 prior to the Closing and (i) the failure to obtain such consent would not cause (A) the assignment of the Assets affected thereby to Buyer to be void or voidable or (B) the termination of a Lease or Right-of-Way under the express terms thereof and (ii) such consent requested by Seller is not denied in writing, then the portion of the Asset subject to such failed consent shall be acquired by Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such consent.
ARTICLE XII
ENVIRONMENTAL MATTERS
     12.1 Notice of Environmental Defects.

          (a) Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, Buyer determines constitutes an Environmental Defect, Buyer shall promptly notify Seller within 3 Business Days of such discovery and, in any event, on or before 5:00 p.m. (Central Time) on April 22, 2011 (the “Environmental Claim Date”). To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a description of the Environmental Condition constituting the asserted Environmental Defect(s), including the GPS coordinates of such Environmental Condition (when available), (ii) the Asset(s) (or portions thereof) affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) documentation, including any physical measurements or, to the extent permitted by Seller under Section 10.1, lab analyses or photographs, sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, and (vi) the specific Environmental Law that is applicable to the Environmental Defect and the violation of such Environmental Law, if any. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 4.14 or the corresponding representation contained in the certificate delivered at the Closing by Seller pursuant to Section 9.3(j), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a Environmental Defect Notice received by Seller on or before the Environmental Claim Date. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before Closing.
          (b) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Individual Environmental Defect Threshold and the Defect Deductible, Seller shall, at its sole option, elect to:
               (i) reduce the Purchase Price by the Remediation Amount;
               (ii) assume responsibility for the Remediation of such Environmental Defect;
               (iii) retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets;

               (iv) indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Environmental Defect Property pursuant to an indemnity agreement (the “Environmental Indemnity Agreement”) substantially in the form of Exhibit J; or
               (v) if applicable, terminate this Agreement pursuant to Section 14.1(c);
provided, however, in each instance Seller may elect the options set forth in clauses (ii), (iii) or (iv) above only to the extent Buyer consents in writing after the date hereof to be bound by and subject to any such option (such consent to be exercised, withheld, conditioned or delayed at the sole discretion of Buyer). Seller shall be deemed to have elected, in all cases, the option set forth in Section 12.1(b)(i) except to the extent that (A) Buyer consents in writing to be bound by and subject to the options set forth in clauses (ii), (iii) or (iv) above and Seller also elects such option or (B) Seller is permitted to, and elects to, terminate this Agreement under Section 14.1(c). If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. If Seller elects, and Buyer consents to, the option set forth in clause (ii) above, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, grants to Seller and its representatives, access to the to conduct such Remediation. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (1) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (2) upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing Laws. Notwithstanding anything to the contrary in this Article XII, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any single Environmental Defect Property may exceed the Allocated Value of such Environmental Defect Property; provided that if such amounts exceed such Allocated Value thereof then Seller shall have the right to elect the option set forth in Section 12.1(b)(iii) without the consent of Buyer.
          (c) Exclusive Remedy. Except as provided in Article XIII and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset.
          (d) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $50,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any

Environmental Defects cured by Seller), plus (2) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller), minus (3) all Title Benefit Amounts, exceeds (B) the Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of the Defect Deductible.
          (e) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Section 12.1(d), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 12.1.
     12.2 NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt, no Environmental Condition involving NORM shall constitute the basis of an Environmental Defect unless such NORM results in measured radioactivity in excess of a level of 50 µR/hr (50 micro roentgen per hour) and more than 30 piC/gram for Radium 226 and Radium 228.
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
     13.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the Assumed Hedges (subject to Section 6.8) and the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Applicable Contracts included in the Assets, (b) pay Working Interests, royalties, overriding royalties and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(vi)) to the extent attributable to the Assets, (c) properly plug and abandon any and all wells and pipelines, including Future Wells, inactive wells or temporarily abandoned wells, drilled on the Assets, (d) to replug any well, wellbore or previously plugged Well on the Assets to the extent required or necessary under applicable Laws or under Applicable Contracts, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up and/or remediate the Assets in accordance with any Applicable Contracts and applicable Laws, and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume, and the Assumed Obligations do not include, any of the Retained Obligations. Seller retains any and all obligations and Liabilities, to the extent that such obligations or Liabilities (the “Retained Obligations”) are:
               (i) attributable to or arise out of the ownership, use or operation of the Excluded Assets;
               (ii) attributable to or arise out of the actions, suits, proceedings or other matters set forth in Schedule 13.1;

               (iii) attributable to or arise out of any Income Tax Liability or Franchise Tax Liability;
               (iv) attributable to or arise out of death or personal injury to Third Party individuals related to or arising out of the Seller’s ownership or operation of the Assets occurring prior to the Effective Time;
               (v) Environmental Liabilities associated with the disposal or transportation of any Hazardous Substances from the Assets to any location not on the Assets or lands pooled or unitized therewith and attributable to the period of Seller’s ownership of the Assets and prior to Closing; or
               (vi) attributable to any Gap Period Property Losses.
     13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:
          (a) any breach by Seller of any of its representations or warranties contained in Article IV or in the certificate delivered at the Closing by Seller pursuant to Section 9.3(j);
          (b) any breach by Seller of any of its covenants or agreements under this Agreement or in the certificate delivered at the Closing by Seller pursuant to Section 9.3(j) other than the covenants set forth in Section 13.2(c), Section 13.2(d), Section 13.2(e), Section 13.2(f), Section 13.2(g) or Section 13.2(h) below;
          (c) the ownership, use or operation of the Excluded Assets;
          (d) the actions, suits, proceedings or other matters set forth in Schedule 13.1;
          (e) any Income Tax Liability or Franchise Tax Liability;
          (f) death or personal injury to Third Party individuals related to or arising out of the Seller’s ownership or operation of the Assets occurring prior to the Effective Time;
          (g) Environmental Liabilities associated with the disposal or transportation, in violation of any Environmental Law, of any Hazardous Substances from the Assets to any location not on the Assets or lands pooled or unitized therewith and attributable to the period of Seller’s ownership of the Assets and prior to Closing; or
          (h) any Gap Period Property/Personal Injury Losses.
     13.3 Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby defends,

indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:
          (a) any breach by Buyer of any of its representations or warranties contained in Article V or in the certificate delivered at the Closing by Buyer pursuant to Section 9.3(k);
          (b) any breach by Buyer of any of its covenants or agreements under this Agreement or in the certificate delivered at the Closing by Buyer pursuant to Section 9.3(k); or
          (c) the Assumed Obligations.
     13.4 Limitation on Liability.
          (a) Seller shall not have any liability for any indemnification under Section 13.2(a) (other than the liability with respect to the breach or failure of any of the Fundamental Representations) or Section 13.2(b) (other than with respect to the breach or failure of any of the Specified Covenants) (i) for any individual Liability unless the amount of such Liability exceeds $100,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the adjustments to the Purchase Price under Section 3.5 and any payments in respect thereof shall not be limited by this Section 13.4(a).
          (b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Buyer Indemnities (i) under Section 13.2(a) (other than any obligation to indemnify the Buyer Indemnities hereunder for any breach or failure of any of the Fundamental Representations) or Section 13.2(b) (other than any obligation to indemnify the Buyer Indemnities hereunder for any breach or failure of any of the Specified Covenants) for aggregate Liabilities in excess of 20% of the Purchase Price and (ii) under the terms of this Agreement for aggregate Liabilities in excess 100% of the Adjusted Purchase Price.
          (c) Notwithstanding anything herein to the contrary, any loss as a result of the breach by (i) Seller of its representations or warranties contained in Article IV or in the certificate delivered at the Closing by Seller pursuant to Section 9.3(j) or (ii) Buyer of its representations or warranties contained in Article V or in the certificate delivered at the Closing by Seller pursuant to Section 9.3(k) shall be determined without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect set forth in any such representations or warranties.
          (d) To the extent that the Net Revenue Interests of Seller (and Buyer as successor in interest to Seller) under the Assets that are the subject of the action set forth in item 3 of Schedule 4.7 are reduced as a result of such action or settlement thereof, Seller’s Liability to the Buyer Indemnities pursuant to its indemnity in Section 13.2(d) for such reduced Net Revenue Interest shall be determined after giving effect to any decreases or termination of any of the Clawback ORRIs.

     13.5 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMPTION OF THE ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
     13.6 Exclusive Remedy.
          (a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Section 10.1(d), Section 13.2, Section 13.3 and the Operative Transaction Documents contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.
          (b) Except for the remedies specified in Section 13.2 and the Operative Transaction Documents, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and its Affiliates and all such Parties’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets prior to the Closing or the condition, quality, status or nature of any of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.
     13.7 Indemnification Procedures. All claims for indemnification under Section 10.1(d), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:
          (a) For purposes of Section 10.1(d) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(d) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(d) or this Article XIII.
          (b) To make claim for indemnification under Section 10.1(d), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this

Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 10.1(d), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
          (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
          (d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
          (e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
          (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
     13.8 Survival.
          (a) The (i) representations and warranties of Seller in Article IV (other than the Fundamental Representations) and (ii) the covenants and agreements of Seller contained herein (other than the Specified Covenants), shall, in each case, survive the Closing for a period of 12 months after the Closing Date. The representations of Seller in Section 4.15 and Section 4.16 shall, in each case, survive the Closing until 30 days after the time for the applicable Taxing Authority to make an assessment with respect to such representations and warranties has expired. The representations and warranties of Seller in Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.3(b)(i), Section 4.3(c)(i) and Section 4.17 shall, in each case, survive the Closing without time limit.
          (b) Except as hereinafter provided in this Section 13.8(b), the Specified Covenants of Seller shall survive closing without time limit. The Specified Covenants of Seller set forth in Section 13.2(f) and Section 13.2(h) shall survive the Closing for a period of 24 months after the Closing Date.
          (c) Subject to Section 13.8(a) and Section 13.8(b) and except as set forth in Section 13.8(d), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
          (d) The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.
          (e) For the purposes of determining the survival of such provisions pursuant to this Section 13.8, the provisions of Sections 13.2(a), 13.2(b), 13.4, 13.6(a), 13.8, 13.10, 13.13, 15.9(a), 15.9(c), 15.10 and 15.11 shall not be considered “covenants” as such term is used in this Section 13.8.

     13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
     13.10 Insurance, Taxes. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (a) Tax benefit realized by any such indemnified Party or (b) insurance proceeds actually received by any such indemnified Party under the relevant insurance arrangements.
     13.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
     13.12 Cooperation by Buyer — Retained Litigation. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth in Schedule 13.1. Buyer agrees to make available Buyer’s employees engaged in the operation of the Assets for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims.
     13.13 Investigations and Knowledge. Notwithstanding anything herein to the contrary, in order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
     14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:
          (a) by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date;
          (b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remain unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyer;
          (c) by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date; or
          (d) by Seller or Buyer if the Closing shall not have occurred on or before June 1, 2011;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
     14.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1, then, except as provided in Section 3.2 and except for the provisions of Sections 1.1, 10.1(d) through (g), 10.2, 10.3, 13.11, this Section 14.2, Section 14.3 and Article XV (other than Sections 15.2(b), 15.7 and 15.8), this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder (in which case the other Party shall have all rights and remedies available at Law or equity, including specific performance, for such willful breach); provided that if Seller is entitled to and Range does receive the Deposit on behalf of Seller as liquidated damages pursuant to Section 3.2, then such retention shall constitute the sole and exclusive remedy of Seller for, and the full and complete satisfaction of, any and all damages Seller may have against Buyer.
     14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV
MISCELLANEOUS
     15.1 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.
     15.2 Expenses and Taxes.
          (a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.
          (b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignments), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. RTP or EAOC, as applicable, shall assume responsibility for, and shall bear and pay, all Income Tax Liability incurred or imposed on Seller with respect to the ownership of the RTP Assets or the EAOC Assets, respectively, through the Closing Date and the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”). RTP or EAOC, as applicable, shall assume responsibility for, and shall bear and pay, all Property Taxes assessed with respect to the ownership and operation of the RTP Assets or the EAOC Assets, respectively, for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Property Taxes with respect to the ownership or operation of the RTP Assets or the EAOC Assets, as applicable, arising on or after the Effective Time (including all Straddle Period Property Taxes not apportioned to RTP or EAOC, as applicable) shall be allocated to and borne by Buyer. Upon determination of the actual amount of Property Taxes, payments will be made to the extent necessary to cause the appropriate Party to bear the Property Taxes allocable to such Person under this Section 15.2(b). For purposes of allocation between the Parties of Property Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (ii) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.
          (c) Seller shall timely file any Tax Return with respect to Property Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date

(a “Pre-Closing Tax Return”) and shall pay any Property Taxes shown due and owing on such Pre-Closing Property Tax Return, subject to Seller’s right of reimbursement for any Property Taxes for which Buyer is responsible under Section 15.2(b). Within 15 days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).
     15.3 Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of each Party. In the event the Parties consent to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.
     15.4 Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
     15.5 Publicity.
          (a) Buyer shall not make or issue any press release or other public announcements concerning the transactions contemplated by this Agreement without the prior consent of Seller, which consent shall not be unreasonably withheld; provided, however, that Seller has the right to prohibit Buyer from identifying Seller or its Affiliates by name or stock exchange symbol in the Buyer’s press release or other statement, which right may be exercised in Seller’s sole and absolute discretion. If Buyer desires to make a public announcement, it shall first give Seller twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.
          (b) If Seller desires to make a public announcement, it shall give Buyer prior notification of its intention to make such a public announcement and, upon request, provide Buyer a draft of any such announcement.
          (c) Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Parties prior to any such announcement or statement.
     15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, , addressed to RTP, Range or Buyer, as appropriate, at the address for such Person shown below or at such other address as RTP, EAOC, Range or Buyer shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:
Range Resources Corporation
Range Texas Production, LLC
Energy Assets Operating Company, LLC
100 Throckmorton Street
Suite 1200
Fort Worth, Texas 76102
Attention: Chad Stephens
If to Buyer:
Legend Natural Gas
410 W Grand Parkway South
Suite 400
Katy, Texas 77494
Attention: Carl Wimberly
     Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). RTP, EAOC, Range or Buyer may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     15.7 Further Cooperation. After the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement, including the sending of notices by Buyer to the counterparties of Leases and Applicable Contracts where the terms of such Lease or Applicable Contract require such notices to also be executed by Seller in order to effectuate the transfer such Asset to Buyer. If any Party receives monies belonging to the other Party or for which such other Party is entitled hereunder or under any Transaction Document, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation or Liability to the obligee.

     15.8 Filings, Notices and Certain Governmental Approvals. Promptly after the Closing Buyer shall (a) record all assignments of state Leases executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to the Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
     15.9 Entire Agreement; Conflicts.
          (a) THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.
          (b) The Parties expressly acknowledge and agree that (i) effective as of the Execution Date hereof the Confidentiality Agreement shall be hereby amended such that there are no prohibitions or restrictions on the ability of Buyer to solicit the employment of those field level employees of Seller or any Affiliate of Seller set forth in Schedule 15.9 and (ii) in the event that the Closing occurs, the Confidentiality Agreement shall hereby be terminated in its entirety effective as of the Closing Date.
          (c) THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.
     15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of RTP, EAOC, Range and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than RTP, EAOC, Range, Buyer and their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).
     15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement is sought.
     15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
     15.13 Conflict of Law Jurisdiction, Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF RTP, EAOC, RANGE AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN FORT WORTH, TARRANT COUNTY, TEXAS OR HOUSTON, HARRIS COUNTY, TEXAS. EACH OF RTP, EAOC, RANGE AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     15.15 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names “Range Texas Production, LLC”, “Energy Assets Operating Company, LLC”, “Range Resources Corporation”, “Range Resources” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
     15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.
     15.17 Confidentiality. If Closing occurs, for a period of one year following the Closing Date, Seller shall keep, and shall cause its Affiliates and its and their respective members, managers, officers, employees, agents and representatives to keep, to the extent permitted by Law, confidential the Records and all information disclosed to Seller by Buyer pursuant to Section 10.1(e) or the Transition Services Agreement (collectively, the “Confidential Information”), except for (a) such Confidential Information (i) that becomes, through no violation of the provisions of this Section 15.17 by Seller or its Affiliates or its and their respective members, managers, officers, employees, agents and representatives, part of the public domain by publication or otherwise, (ii) which is obtained by Seller or its Affiliates from a source that is not known to it to be prohibited from disclosing such Confidential Information to Seller or its Affiliates by an obligation of confidentiality to Buyer, or (iii) which is developed independently by Seller or its Affiliates without use of the Confidential Information or (b) disclosures of Confidential Information (i) in the course of any trial or other legal proceeding involving Seller or its Affiliates, or (ii) as required by any applicable securities Law or other Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed) or the rules of any applicable national stock exchange. In any such circumstance outlined in clause (b) above, Seller will promptly give Buyer written notice of such required disclosure and disclose only that portion of the Confidential Information as Seller is advised by counsel that it is reasonably required to disclose and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.
     15.18 Relationship of Range, EAOC and RTC. Seller agrees and acknowledges that each of Range, EAOC and RTC shall be jointly and severally liable for the obligations of each Seller under this Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER: RANGE TEXAS PRODUCTION, LLC
By:
	Name:	Chad L. Stephens
	Title:	Sr. Vice President — Corporate Development

ENERGY ASSETS OPERATING COMPANY, LLC
By:
	Name:	Chad L. Stephens
	Title:	Sr. Vice President — Corporate Development

RANGE RESOURCES CORPORATION
By:
	Name:	Chad L. Stephens
	Title:	Sr. Vice President — Corporate Development

BUYER: LEGEND NATURAL GAS IV, LP
By:
	Name:	Carl Wimberley
	Title:	Vice President and General Counsel

[Signature Page to Purchase and Sale Agreement]